UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

1. Name and Address of Reporting Person(s)
   CIORCIARI, ANTHONY
   9295 Prototype Drive
   Reno, NV  89512

2. Issuer Name and Ticker or Trading Symbol
   INTERNATIONAL GAME TECHNOLOGY (IGT)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   10/02/2002

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Sr. Vice President Operations

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)  5)Amount of             6)  7)Nature of
                                              action      action   or Disposed of (D)        Securities                  Indirect
                                              Date        Code                   A           Beneficially            D   Beneficial
                                              (Month/                            or          Owned Following         or  Ownership
                                              Day/Year)   Code V   Amount        D  Price    Reported Transaction(s) I
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Common Stock                                  10/02/02    S        5,000         D  $70.6500 42,257 (1)              D   Direct
Common Stock                                                                                 1,304  (2)              I   by Spouse

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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Explanation of Responses:

(1) Includes 461 shares acquired by Reporting Person under the International Game Technology Stock Purchase Plan in February 2002.

(2) Includes 211 shares acquired by spouse of Reporting Person, who is also employed by the company, under the International Game Technology Stock Purchase Plan in February 2002.


SIGNATURE OF REPORTING PERSON

/S/ CIORCIARI, ANTHONY
---------------------------
    Anthony Ciorciari

DATE 10/03/2002

                                POWER OF ATTORNEY
                    For Executing Forms 3, 4, 5 and Form 144


     Know all by these presents, that the undersigned hereby constitutes and appoints each J. Kenneth Creighton and Virginia Williams, signing singly, his true and lawful attorney-in-fact to:

1) Execute for and on behalf of the undersigned Forms 3, 4 and 5 and Form 144 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and Rule 144 of the Securities Act of 1933 and the rules thereunder;

2) Do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4, 5 or Form 144 and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

3) Take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, or in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

     The undersigned hereby grants to each such attorney-in-fact, full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934 or Rule 144 of the Securities Act of 1933.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of October 2000.



                                  /S/ Anthony Ciorciari
                                  ---------------------------
                                  Anthony Ciorciari
                                  Signature

                                  Anthony Cirociari
                                  Print Name